Exhibit 23.1

PricewaterhouseCoopers LLP Chartered Accountants
111 5th Avenue SW, Suite 3100
Calgary, Alberta
Canada T2P 5L3
Telephone +1 (403) 509 7500
Facsimile+1 (403)781 1825

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006 relating to the consolidated financial statements, which appears in the 2005 Annual Report to Shareholders of TESCO Corporation, which is incorporated by reference in TESCO Corporation’s Annual Report on Form 40-F for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Calgary, Alberta, Canada

December 22, 2006

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.